Exhibit 10.3

PURCHASE AGREEMENT ADDENDUM

5100 NEVILLE ROAD, PITTSBURGH, PENNSYLVANIA

THIS AGREEMENT is dated as of February 11, 2008, between BFG PITTSBURGH LLC, a Pennsylvania limited liability company (“Seller”), and BRAD FOOTE GEAR WORKS, INC., an Illinois corporation (“Buyer”) is entered into pursuant to the exercise by Buyer of its option to purchase granted in that certain Lease dated August 22, 2007 (the “Lease”) between Seller as landlord and Buyer as Tenant, the terms of which are incorporated herein by reference.

In consideration of this Agreement, Seller and Buyer agree as follows:

1.             Sale of Property.  Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the following (collectively “Property”) the real property located at 5100 Neville Road, Pittsburgh, Pennsylvania, which real property is described on attached Exhibit A (the “Land”) together with (1) all buildings and improvements located on the Land (the “Buildings”), (2) all plumbing, lighting, heating, air conditioning, ventilating, water conditioning and other fixtures (the “Fixtures”) located in the Buildings or on Land and (3) all easements and rights benefiting or appurtenant to the Land or the Buildings (collectively the “Real Property”), subject to certain encumbrances identified on attached Exhibit B (the “Permitted Encumbrances”).

2.             Purchase Price and Manner of Payment.  The total purchase price (“Purchase Price”) to be paid by Buyer to Seller for the Property shall be One Million Dollars (U.S. $1,000,000.00).  The Purchase Price shall be payable by wire transfer of immediately available funds on or before the Closing Date.

3.             Representations and Warranties by Seller.  Seller represents and warrants to Buyer as follows:

(a)                                  Title to Real Property.  Seller will own as of the Closing Date the Real Property, free and clear of all encumbrances except the Permitted Encumbrances.

(b)                                 Lease.  There are no leases or possessory rights of others regarding the Real Property, except the Lease.

(c)                                  Utilities.  Seller has received no notice of actual or threatened reduction or curtailment of any utility service now supplied to the Real Property.

(d)                                 Certificates of Occupancy.  Seller has received no notice of actual or threatened cancellation or suspension of any certificates of occupancy (if any) for any portion of the Real Property.

(e)                                  Environmental Laws.  No toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. § 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, except in strict compliance with applicable laws, nor has any activity been undertaken on the Property that would cause or contribute to (i) the Property to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., or any similar state law or local ordinance, (ii) an unpermitted release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., or the Clean Air Act, 42 U.S.C. § 7401 et seq., or any similar state law or local ordinance.  There are no substances or conditions in or on the Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements.  Seller has disclosed to Buyer all environmental reports and studies with respect to the Property which are in Seller’s possession.

(f)                                    Rights of Others to Purchase Property.  Seller has not entered into any other contracts for the sale of the Property, nor are there any rights of first refusal or options to purchase the Property or any other rights of others that might prevent the consummation of this Agreement.

(g)                                 Seller’s Defaults.  To Seller’s knowledge, Seller is not in default concerning any of its obligations or liabilities regarding the Property.

(h)                                 FIRPTA.  Seller is not a “foreign person”, “foreign partnership”, “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(i)                                     Proceedings.  There is no action, litigation, investigation, condemnation or proceeding of any kind pending or, to Seller’s knowledge, threatened against Seller or any portion of the Property.

(j)                                     Storage Tanks.  Except as disclosed in the reports provided to Buyer and referenced in 3(e) above, no above ground or underground tanks, are located in or about the Property, or have been located under, in or about the Property and have subsequently been removed or filled.  To the extent storage tanks exist on or under the Real Property such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages, including reasonable attorneys’ fees, that Buyer suffers or incurs because of the breach of any of the above representations and warranties, provided that such breach was not discoverable before Closing.  Each of the representations and warranties herein contained shall survive the Closing and shall not merge with the deed.

5.             Closing.  The closing of the purchase and sale contemplated by this Agreement (the “Closing”) shall occur on that date which is fifteen (15) days after the date hereof (the “Closing Date”).  The Closing shall take place at 9:00 a.m. local time at the office of Chicago Title (“Title”) at its office at 171 North Clark Street, Chicago, Illinois, or at such other place as may be agreed to.

(a)           Seller’s Closing Documents.  On the Closing Date, Seller shall execute and/or deliver to Buyer the following (collectively, “Seller’s Closing Documents”):

(i)                                     Deed.  A Special Warranty Deed, sufficient for Title to insure as required herein, conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances hereafter defined.

(ii)                                  Assignment of Contracts and Permits.  An Assignment of Contracts and Permits, in form reasonably satisfactory to Buyer, conveying the Contracts and Permits to Buyer, together with the consent of all parties having a right to consent to such Assignment, however failure to obtain consent is not a default.

(iii)                               Bring-down Certificate.  The Bring-down Certificate.

(iv)                              Seller’s Affidavit.  An Affidavit by Seller required by Title to issue an Owner’s Policy of Title Insurance with the standard exceptions waived.

(v)                                 FIRPTA Affidavit.  A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

(vi)                              Storage Tanks.  If the Property contains or contained any storage tanks, an affidavit with respect thereto, as required by law.

(vii)                           Other Documents.  All other documents reasonably determined by Title to be necessary to transfer the Property to Buyer free and clear of all encumbrances except the Permitted Encumbrances.

(b)           Buyer’s Closing Documents.  On the Closing Date, Buyer will execute and/or deliver to Seller the following (collectively, “Buyer’s Closing Documents”);

(i)                                     Purchase Price.  The Purchase Price, by wire transfer of U.S. Federal Funds, to be received in Title’s trust account on or before 10 a.m. local time on the Closing Date.

(ii)                                  Other Documents.  All other documents reasonably determined by Title to be necessary to accomplish the transfer of the Property.

(c)           Prorations and Closing Costs.  Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

(i)                                     Title Insurance and Closing Fee.  Seller will pay the premium required for the issuance of the Title Policy and extended coverage.  Buyer will pay all additional premiums, if any. Seller and Buyer will each pay one-half of any reasonable and customary closing fee or charge imposed by any closing agent designated by the Title Company.

(ii)                                  Conveyance Taxes.  Seller shall pay the required state and county transfer or stamp tax due as a result of the transfer and conveyance of the Real Property to Buyer.  Buyer shall pay all costs, expenses, and taxes due as a result of any mortgage or deed of trust it grants against the Real Property.  Buyer shall pay the cost of the transfer taxes or stamps imposed by the municipality as a result of this transaction.

(iii)                               Basic Rents.  All accrued Rent or Additional Rent and other charges under the Lease will be prorated as of the Closing Date based on a calendar year.

(iv)                              Security Deposits.  Seller shall transfer to Buyer at the Closing, without additional charge, any security deposits or damage deposits and prepaid rents (not previously described hereunder) paid to Seller under the Lease, including valid transfers of any noncash securities or documents held for such purposes by Seller under the Lease.

(v)                                 Recording Costs.  Seller will pay the cost of recording all documents necessary to place record title in the condition warranted and required of Seller in this Agreement.  Buyer will pay the cost of recording the Special Warranty Deed and any mortgages and related documents which Buyer grants on the Real Property in connection with the transaction contemplated by this Agreement.

(vi)                              Attorney’s Fees.  Each of the parties will pay its own attorneys fees, except that a party defaulting under this Agreement or any Closing

Document will pay the reasonable attorneys’ fees and court costs incurred by the nondefaulting party in enforcing its rights under this Agreement.

6.             Remedies.  If Buyer defaults under this Agreement, Seller shall have the right to terminate this Agreement by giving written notice to Buyer.  If Buyer fails to cure such default within fifteen (15) days of the date of such notice, this Agreement will terminate.  The termination of this Agreement will be the sole remedy available to Seller for such default by Buyer, and Buyer will not be liable for damages or specific performance.  If Seller defaults under this Agreement, this provision does not preclude Buyer from seeking specific performance of this Agreement.

7.             Mutual Indemnification.  Seller and Buyer agree to indemnify each other against, and hold each other harmless from, all liabilities (including reasonable attorneys’ fees in defending against claims) arising out of the ownership, operation or maintenance of the Property for their respective periods of ownership.  Such rights to indemnification will not arise to the extent that (a) the party seeking indemnification actually receives insurance proceeds or other cash payments directly attributable to the liability in question (net of the cost of collection, including reasonable attorneys’ fees) or (b) the claim for indemnification arises out of the act or neglect of the party seeking indemnification.  If and to the extent that the indemnified party has insurance coverage, or the right to make claim against any third party for any amount to be indemnified against as set forth above, the indemnified party will, upon full performance by the indemnifying party of its indemnification obligations, assign such rights to the indemnifying party or, if such rights are not assignable, the indemnified party will diligently pursue such rights by appropriate legal action or proceeding and assign the recovery and/or right of recovery to the indemnifying party to the extent of the indemnification payment made by such party.

8.             Notices.  Any notice required or permitted to be given by any party upon the other is given in accordance with this Agreement if it is directed to Seller by delivering it personally to an officer of Seller; or if it is directed to Buyer, by delivering it personally to an officer of Buyer; or if mailed in a sealed wrapper by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by facsimile, copy followed by mailed notice as above required; or if deposited cost paid with a nationally recognized, reputable overnight courier, properly addressed as follows:

If to Seller:	BFG Pittsburgh LLC
741 Chesterfield Avenue
Naperville, Illinois, 60640
Facsimile: 630-717-9810
Attn: Joan Drecoll

With a copy to:	DLA Piper US LLP
203 N. LaSalle Street, Suite 1900
Chicago, IL 60601
Attention: Stephen A. Landsman, Esq.
Facsimile No.: 312.630.6330

If to Buyer:	Tower Tech Holdings Inc.
980 Maritime Drive, Suite 6
Manitowoc, WI 54220
Attention:
Facsimile No.: 920-684-5579

With a copy to:	Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention: Mr. John Wurm, Esq.
Facsimile No.: 612-492-7077

Notices shall be deemed effective on the earlier of the date of receipt or the date of deposit as aforesaid; provided, however, that if notice is given by deposit, that the time for response to any notice by the other party shall commence to run one business day after any such deposit.  Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified, 10 days prior to the effective date of such change.

9.             General.  The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.  This written Agreement constitutes the complete agreement between the Parties and supersedes any prior oral or written agreements between the parties regarding the Property.  There are no verbal agreements that change this Agreement and no waiver of any of its terms will be effective unless in a writing executed by the parties.  All of the terms of this Agreement will survive and be enforceable after the Closing.  This Agreement binds and benefits the parties and their successors and assigns.  This Agreement has been made under the laws of the state in which the Property is located, and such laws will control its interpretation.

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IN WITNESS WHEREOF, the parties have caused this Purchase Agreement to be executed as of the day and year first above written.

SELLER: BFG PITTSBURGH LLC

By: BFG ACQUISITION LLC,
an Illinois limited liability company

By:	/s/ Joan Drecoll
Its:	Manager

BUYER: BRAD FOOTE GEAR WORKS, INC.

By:	/s/ Steven A. Huntington
Its:	Chief Financial Officer